LEGEND

Please note that the marking in this agreement indicates that the material has been omitted pursuant to an application for confidential treatment and that the material has been filed separately with the Securities and Exchange Commission.

Broadband IP Internet Access Circuit Lease Agreement

Party A.: Zhengzhou Shengyang Technology Co., Ltd.
Party B.: China Unicom Communication Co., Ltd. Zhengzhou Branch
Serial No.: CU(02)-040/00-BHL-2009-2655

General Rules

Zhengzhou Shengyang Technology Co., Ltd. (Party A) is entering into an agreement with China Unicom Communication Co., Ltd. Zhengzhou Branch (Party B) regarding Party A's lease of broadband IP access circuit from Party B, under "PRC Contract Law" and "PRC Telecommunications Regulations," and other relevant provisions of Chinese law.

Party A shall lease communication cables from Party B at locations specified by Party A, but Party B shall not be responsible for setting up other equipments at the subscriber's premises.

Chapter 1 Rights and obligations

<u>Rights and obligations of Party A</u>

1. Party A agreed to lease the broadband IP access circuit from Party B, only for use in the 2nd floor of Bo Ya Xi Cheng, Tongbai Rd. Party A agreed to use the internet only for the office and not for any other commercial use. Party A agreed not to carry on the same or similar operating business as Party B for any other purposes. Party A agreed to pay any of the related expenses within the timeline specified in this contract.
2. Party A shall ensure that the leased circuits connected to the communications device has a national communications network license issued by competent authorities and in accordance with Party B's equipment requirements.
3. Party A shall send field specialists to the subscriber's premises to prepare the equipments in advance. It includes providing proper venue, power, air conditioning, other suitable room environments, and complete customer premise equipments (including network access equipment).
Party A shall be responsible for coordinating with Party B or other specific third parties on user access during the construction, and with competent authorities of Party B or third Parties for the residential property management division. Party A shall be responsible for allocating the communication wire lines from the building to the generator room. Party A shall be responsible for cooperating with Party B for the entry-net debugging work.
4. Party A shall comply with the "Internet Information Services management" (State Council No. 292) promulgated by the State Council and the "Non-commercial Internet

Information Service Record Management" promulgated by the Ministry of Information Industry (Ministry of Information Industry No. 33) by logging onto www.miideian.gov.cn site to file for record the leased circuit used for internet website and information services. If the Party A fails to fill the information on the website above, Party B shall be entitled to terminate access service.

5. Party A shall provide circuit opening schedule and file the record one month prior to schedule and fill out the business acceptance form.

6. Party A shall ensure that the broadband IP leased from Party B shall not be rented, borrowed, and be provided in any other forms to the third parties. Party A shall notify Party B one month in advance in writing of any possible third party involvement. Party A should take full responsibilities for losses caused by any third party.

7. Party A shall be responsible for equipment routine maintenance and management, and shall be responsible for the equipment safety problems and its normal operation.

Rights and obligations of Party B

8. Party B shall consider Party A as a large client, and shall provide business consulting, suggestions and other services to Party A.

9. Party B shall accept circuit applications from Party A, and shall provide the circuit to Party A and be responsible for the daily operation and maintenance work.

10. Party B shall respond in time to ensure the normal operation of the circuit. If any problems should occur, Party B shall provide service commensurate with the service standard specified in Chapter 3.

Chapter 2 Pricing

11. The Broadband IP that Party B leases to Party A is 100M bps and 1 line is in the agreement.

12. The amount in the agreement is:

One-time charges:

One-time charge for access: [redacted]; Open account fee: [redacted].

The total of One-time charge: [redacted].

Standard monthly fees:

Circuit rental fee: [redacted]

The Internet fee: [redacted]

Discounts:

Party A prepaid [redacted] per month per line, so the One-time charge of [redacted] per line has been waived. The Photoelectric switches shall be ready by themselves.

13. If the stated price shall be adjusted during the agreement, both parties shall be able to negotiate the price. The price in this agreement shall be used before a new agreement has been reached.

Chapter 3 Service Quality

14. Time limit for the circuit lease: from the date Party A fill the business acceptance form and pay the service fee in full to Party B until the date when the leased circuit will be powered on for the users.
15. The time limit mentioned above should be in line with the Telecommunication Service Standards issued by the Ministry of Information Industry.
16. The confirmation of the circuit-power-on state: Party B shall provide the telecommunication line for the location designated by Party A. Party A shall sign to confirm the circuit-power-on state. The following circumstances should also be considered as a circuit-power-on state: (A) the circuit could not be used in the circuit-power-on state due to Party A's reasons (user end equipments; location etc.); (B) Party B has provided the circuit-power-on state to Party A, but Party A refuses to sign the confirmation form even after the deadline set in the agreements. Under the foregoing two circumstances, Party B shall write down the reason and date of the relevant issue and automatically consider the circuit is in a power-on state. Party A shall have the obligation to sign the project completion form.
17. The deadline for failure recovery should be in line with the Telecommunication Service Standards and the Telecommunication Rules of PRC issued by the Ministry of Information Industry.

Chapter 4 Financial Settlement

18. The payment related to the agreement includes one-time fees, monthly fee of circuit lease, and any penalty. All payments should be in RMB Yuan.
19. The one-time fees include: labor and materials fee, commission fee, testing fee, internet access fee, etc. Party A should pay the foregoing fees to Party B when applying for the power-on state.
20. The circuit lease fee should be paid monthly from the date of the power-on state. The payment modes should be one of the followings: door-to-door payment/bank transfer/city collection.
21. The formula of payment calculation:
Payment amounts = Σ (monthly lease fee for the circuit ± penalty fee).
("+ "for Party A's penalty fee; "－" for Party B's penalty fee.)
For details of payment calculation, see Section VI. Liabilities for breach of contract.
22. The first month fee of the circuit lease (when the circuit power-on-state first starts) shall be prorated. Thereafter, the lease fee shall be charged monthly. The lease fee for the first month = (Monthly fee/Days of the month) * actual using days of the month (Note: the amount should be in RMB Yuan, with adjustment if inaccurate.)
23. If there is any objection from Party A on the monthly lease fee, the amount due shall still be paid at the required due date. The overcharged amount, if any, shall be reimbursed in the next month after confirmation from both Parties.

Chapter 5 Force Majeure

24. Force majeure events means any uncontrollable, unforeseeable, or unconquerable

events, including but not limited to the following: (1) natural disasters; such as earthquakes; floods; lightening strike; conflagration etc. (2) war or quasi war; terrorist activities; curfew; riot; etc.

25. If there is any circuit related breakdown caused by the above-mentioned force majeure event after the effective date, neither Party A nor Party B shall be liable for breach of the contract, but both Parties shall timely inform each other of the event.

26. The Party affected by the force majeure event shall notify the other Party within 14 days after the force majeure event, or the other Party shall not be able to confirm the affected Party's losses and shall have the rights to demand payment from the affected Party for breach of the contract.

27. If the force majeure event lasts more than 120 days, Party A and Party B shall negotiate with each other in a good manner and sign a new contract in the earliest convenience.

28. If the force majeure event ends in a reasonable time, this agreement should be reinstated.

Chapter 6 Liabilities for breach of contract

6.1 Liability for breach of contract by Party A

29. If Party A could not pay the monthly lease fee as specified in this agreement, the Telecommunication Rules of PRC shall be enforced.

30. The losses caused by Party A should be borne by Party A.

31. The losses caused by Party A's operation of Party B's equipments without Party B's written authorization should be borne by Party A. All relevant damages and/or loss related to Party B's equipments should be reimbursed by Party A. (in cash or in equipments)

32. Party B has the rights to cancel the preference clauses for Party A in Party B's sole discretion under the following circumstances: (A) if there is any new access sites required by Party A and the executions are not in line with this agreement; (B) if there is any circuit sites related to this agreement that are used without the written application from Party A and the approval from Party B, or (C) Party A used others' circuit sites without the written application from Party A and the approval from Party B (Note that all the foregoing written application and approval should be obtained 3 months in advance). In the event of the above circumstances, Party A should pay in full the lease service fees without any concession and reimburse all previous discounts.

33. In case Party A violate Article 1.1 of the agreement by using the leased optical fiber circuit of Party B not in accordance with the agreement and causes economic losses to Party B, Party A shall be responsible for paying compensation to Party B.

6.2 Liability for breach of contract by Party B

34. If circuit problem (or main backup circuit) caused by Party B cannot be repaired

on time, Party B shall reduce the rental charges during the actual problem period (the number of actual fault days* monthly fees / 30 days; less than one day should be calculated as one day). If the number of actual fault days is more than 15, the circuit rental month fee should be free of charge. If Party B have enough resources and fails to open the circuit applied by Party A in the allowed timeframe, Party B shall pay Party A [redacted]% of one time payment for this circuit as penalty for every day overdue.

6.3 Other Affairs

35. Each Party is not responsible for other losses of the other Party and other disputes with third parties.
36. If a Party breaks off the agreement without negotiating with the other Party, the breaking off Party should pay the equivalent of [redacted]% of the contract amount as penalty and compensate the losses suffered by the other Party.
37. If the defaulting Party was asked to pay for the penalty according to the above breach clauses, the observant Party shall notify the defaulting Party in writing and state the amount due. The defaulting Party shall pay penalty to the other Party within ten days of receipt of notice.
38. The delay caused by the force majeure events in chapter 5 shall be deducted in the calculation of the number of breaching days.

Chapter 7 Change or Termination of the Agreement

39. If each Party has a legitimate reason to change or terminate the agreement during the contract period, it should notify the other Party 3 months in advance. The change or termination of the agreement should be signed after mutual consent (except for article 40). Any disputes arising from the termination of the agreement should be negotiated by both Parties.
40. Party B has the right to unilaterally terminate the agreement under the following conditions: (A) Party A send part or all of the agreement to the third party without written permission of Party B and authorized department, (B) Party A uses the circuits involved in the agreement for the purpose other than the requirement under the agreement, without written permission from Party B's authorized department, or (C) Party A uses the circuits involved in the agreement in illegal activities. In such case, Party B shall inform Party A with 10 days advance written notice. Party A shall pay the penalty according to the relevant provisions of this agreement.
41. If any provision of this agreement at any time becomes illegal、invalid or unenforceable, the agreement and other provisions of this agreement shall remain effective.
42. If the Parties suffer from major changes in national policies, rules and regulations or become affected by force majeure events, so that agreement cannot be carried out, both Parties shall not be liable for any breach of the agreement. The Parties should negotiate to change or cancel the agreement.
43. If the agreement shall conflict with national laws and regulations, it should be

changed to comply with national laws and regulations.

Chapter 8 Duration of Contract

44. The duration of this agreement is 5 years.
45. The agreement is in four copies. Each Party holds two copies. The agreement shall become effective upon the signing and stamping by the Parties' legal representatives.
46. Unless each Party informs the other Party not to renew the agreement with written notice one month prior to the expiration date, the agreement will automatically extend for one year with no extension time limitations.

Chapter 9 Other Affairs

47. The agreement contains corporate secrets. Each Party shall not divulge or disclose any content and business related information of the other Party to third parties in any form. The divulging Party shall take full responsibility for any losses caused by divulging such secrets.
48. Each Party cannot change or revise the agreement without prior written consent of the other Party.
49. If any disputes arise from this agreement, both Parties shall try to resolve through friendly consultations. If negotiations fail, the Parties should then submit the matter to the Arbitration Commission for arbitration in Zhengzhou. The ruling shall be final and binding on both Parties.
50. Any matters not covered in the agreement should be resolved by both parties through consultation.

Party A: Zhengzhou Shenyang Technology Co., Ltd. (seal)
Authorized representative: /s/ Xue Na

Party B: China Unicom Network Communications Co., Ltd.
Zhengzhou Branch (seal)
Authorized representative: /s/ ILLEGIBLE SIGNATURE

Date: July 15th, 2009